April 9, 1999



Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Common Goal Health Care Pension and Income Fund L.P. II and, under the date of March 31, 1997, except as to paragraph 3 of Note 5, which was as of April 4, 1997, we reported on the financial statements of Common Goal Health Care Pension and Income Fund L.P. II as of and for the years ended December 31, 1996 and 1995. On March 20, 1999, our appointment as principal accountants was terminated. We have read Common Goal Health Care Pension and Income Fund L.P. II's statements included under Item 4 of its Form 8-K/A2 dated April 9, 1999, and we agree with such statements.

Very truly yours,



/s/KPMG LLP
   KPMG LLP